                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                        PacifiCare Health Systems, Inc.
            -------------------------------------------------------
                                (Name of Issuer)




                             Common Stock, Class A
            -------------------------------------------------------
                         (Title of Class of Securities)




                                   695112102
            -------------------------------------------------------
                                 (CUSIP Number)


                                   March 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
   Schedule is filed:

     [X] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                               Page 1 of 4 Pages

CUSIP No. 695112-102
         ---------------------

   1.     Name of Reporting Person United States Steel and Carnegie Pension Fund

          S.S. or I.R.S. Identification No. of above persons (entities only).
                                  25-085-1750
          ---------------------------------------------------------------------

   2.     Check the Appropriate Box if a Member of a Group          (a)   [   ]
          (See Instructions)                                        (b)   [ X ]

          ---------------------------------------------------------------------

   3.     SEC Use Only

          ---------------------------------------------------------------------

   4.     Citizenship or Place of Organization


          ---------------------------------------------------------------------

                        5.     Sole Voting Power
  Number of                    1,114,962
   Shares              --------------------------------------------------------
 Beneficially           6.     Shared Voting Power
  Owned by                     None
    Each               --------------------------------------------------------
  Reporting             7.     Sole Dispositive Power
 Person With                   1,114,962
                       --------------------------------------------------------
                        8.     Shared Dispositive Power
                               None
                       --------------------------------------------------------

   9.     Aggregate Amount Beneficially Owned by Each Reporting Person

          1,114,962
          ---------------------------------------------------------------------

  10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

          Not Applicable
          ---------------------------------------------------------------------

  11.     Percent of Class Represented by Amount in Row (9)

          3%
          ---------------------------------------------------------------------

  12.     Type of Reporting Person (See Instructions)

          EP
          ---------------------------------------------------------------------




                           Page   2    of   4   Pages
                               --------  -------

ITEM 1:
      (a)   NAME OF ISSUER:

            PacifiCare Health Systems, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            31230 West Lake Center Drive,
            Santa Ana, CA 92799

ITEM 2:
      (a)   NAME OF PERSON FILING:

            United States Steel and Carnegie Pension Fund

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            350 Park Avenue,
            17th Floor,
            New York, NY 10022

      (c)   CITIZENSHIP:

            Pennsylvania

      (d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, Class A

      (e)   CUSIP NUMBER:

            695112102

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS

            (f)  An Employee Benefit Plan, or Endowment Fund, in
                 Accordance with Section 240.13d-1(b)(1)(ii)(F).

ITEM 4:   OWNERSHIP.

          (a)  Amount of Beneficially Owned:

               1,114,962

          (b)  Percent of Class:

               3%

          (c)  Number of Shares as to which such person has:

                 (i) sole power to vote or to direct                 1,114,962

                (ii) shared power to vote or to direct the vote      None




                         Page     3   of    4    Pages
                              --------  ---------

               (iii) sole power to dispose or to direct the
                     disposition of                                  1,114,962

                (iv) shared power to dispose or direct the
                     disposition of                                  None

ITEM 5:   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Yes.

ITEM 6:   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          Not Applicable.

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON by THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8:   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9:   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10:  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               UNITED STATES STEEL AND CARNEGIE
                               PENSION FUND, INC.

                               By: /s/ M. SHARON CASSIDY
                                  --------------------------------------
                                    Name:  M. Sharon Cassidy
                                    Title: General Counsel


                          Page     4   of   4   Pages
                               --------  -------